Exhibit 99.1

NEWS RELEASE	Investor Contact:
FOR IMMEDIATE RELEASE	Jamie Britton, CFO
+1 (949) 476-0300

FIRST FOUNDATION INC. CLOSES $228 MILLION EQUITY INVESTMENT ANCHORED BY FORTRESS INVESTMENT GROUP, CANYON PARTNERS, STRATEGIC VALUE BANK PARTNERS, AND NORTH REEF CAPITAL

Dallas, TX, July 09, 2024 – First Foundation Inc. (NYSE: FFWM) ("First Foundation" or the "Company'') today announced the closing of its individual investments aggregating to $228 million in the Company from affiliates of Fortress Investment Group, Canyon Partners, Strategic Value Bank Partners, North Reef Capital and other investors.

Scott F. Kavanaugh, President and CEO of the Company stated, "We want to thank all of our new investor partners for their effort and significant confidence in First Foundation and our talented employees. We very much look forward to building a top tier regional bank and creating long term shareholder value.”

Transaction Details

First Foundation sold and issued (i) 11,308,676 shares of common stock, par value $0.001 per share at a price per share of $4.10, (ii) 29,811 shares of a new series of preferred stock, par value $0.001 per share, designated as Series A Noncumulative Convertible Preferred Stock, and (iii) 14,490 shares of a new series of preferred stock, par value $0.001 per share, designated as Series B Noncumulative Convertible Preferred Stock. In addition, investors received seven-year warrants to purchase a new series of preferred stock designated as Series C Non-Voting Common Equivalent Stock.

Advisors

Jefferies LLC acted as exclusive financial advisor and sole placement agent to First Foundation. Sheppard, Mullin, Richter & Hampton LLP served as legal counsel to First Foundation. Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to Fortress Investment Group. Cleary Gottlieb Steen & Hamilton LLP served as legal counsel to Canyon Partners. Sullivan & Cromwell LLP served as legal counsel to Jefferies LLC.

About First Foundation Inc.

Headquartered in Texas, First Foundation Inc. (NYSE: FFWM), and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. At March 31, 2024, the Company had $13.6 billion of assets, $10.1 billion of loans, deposits of $10.6 billion, and total stockholders' equity of $929 million.

About Fortress Investment Group

Fortress Investment Group LLC is a leading, highly diversified global investment manager. Founded in 1998, Fortress manages $49.0 billion of assets under management as of March 31, 2024, on behalf of approximately 2,000 institutional clients and private investors worldwide across a range of credit and real estate, private equity and permanent capital investment strategies.

About Canyon Partners

Founded in 1990, Canyon employs a deep value, credit intensive approach across public and private corporate credit, structured credit, and direct real estate lending and investing. The firm seeks to capture excess returns available to those investors with specialized expertise, rigorous research capabilities, and the ability to underwrite complexity. Canyon invests on behalf of a broad range of institutions globally. For more information visit: www.canyonpartners.com.

About Strategic Value Bank Partners

Strategic Value Bank Partners is an investment manager focused on the community banking industry. Founded in 2015, Strategic Value combines industry operating experience with the rigorous analysis of an institutional investor. The firm invests across public and private banks throughout the United States.

Forward Looking Statements

This press release may include forward-looking statements by the Company pertaining to such matters as our goals, intentions, and expectations regarding, among other things, the convertibility of the shares of preferred stock and exercisability of the warrants issued in connection with this capital raise transaction; the Company’s seeking (and the Company’s ability to obtain) approval of its stockholders of any necessary amendments of the Company’s organizational documents or approvals of the issuance of shares of common stock or preferred stock in connection with this capital raise transaction; receipt of any required regulatory approvals or non-objections in connection with this capital raise transaction or the appointment of directors or senior management; revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate”, “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

The forward-looking statements in this release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring credit losses, which is an inherent risk of the banking business; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; risk that we will not be able to maintain growth at historic rates or at all; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income, interest rate margin, and the value of our interest-earning assets, and therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services industry; the impacts of inflation on us and our customers; results of examinations by regulatory authorities and the possibility that such regulatory authorities may, among other things, limit our business activities or our ability to pay dividends, or impose fines, penalties or sanctions; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends at historic levels or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NYSE rules.

Important Information and Where You Can Find It

This press release may be deemed to be solicitation material in respect of the Requisite Stockholder Approvals. In connection with the Requisite Stockholder Approval, First Foundation will file with the SEC a preliminary proxy statement and a definitive proxy statement, which will be sent to the stockholders of First Foundation, seeking certain approvals related to the issuances of shares of common stock issued under each investment agreement and to be issued upon the conversion of shares of the preferred stock issued under the investment agreements.

INVESTORS AND SECURITY HOLDERS OF FIRST FOUNDATION AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST FOUNDATION AND THE TRANSACTION.

Investors and security holders will be able to obtain a free copy of the proxy statement, as well as other relevant documents filed with the SEC containing information about First Foundation, without charge, at the SEC's website (http://www.sec.gov). Copies of documents filed with the SEC by First Foundation can also be obtained, without charge, by directing a request to Investor Relations, First Foundation Inc., 18101 Von Karman Ave., Suite 750, Irvine, CA. 92612 or by telephone +1 (949) 476-0300.

Participants in the Solicitation of Proxies in Connection with Proposed Transaction

First Foundation and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the Requisite Stockholder Approvals under the rules of the SEC. Information regarding First Foundation 's directors and executive officers is available in its definitive proxy statement for its 2024 annual stockholders meeting, which was filed with the SEC on April 18, 2024, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Not an Offer of Securities

The information in this communication is for informational purposes only and shall not constitute, or form a part of, an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities. The securities that are the subject of the private placement have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.